Exhibit 99.1

PACIFIC PREMIER BANCORP, #4678800
PACIFIC PREMIER BANCORP
FIRST QUARTER 2014 CONFERENCE CALL
April 23rd, 2014, 9:00 AM PT
Chairperson: Steven Gardner (Mgmt.)

Operator:
Good morning, ladies and gentlemen, and thank you for standing by.  Welcome to the Pacific Premier Bancorp First Quarter 2014 Conference Call.  At this time, all participants are in a listen-only mode.  Following the presentation, we will conduct a question-and-answer session.  Instructions will be provided at that time.  If anyone has any difficulties hearing the conference, please press star, followed by zero for Operator assistance at any time.  I would like to remind everyone that this conference call is being recorded today, Wednesday, April 23rd, 2014.

I will now turn the conference over to Steve Gardner, President and CEO of Pacific Premier Bancorp. Please go ahead.

Steven Gardner:
Thank you, Jen.  Good morning, everyone.  I appreciate you joining us today.  As you’re all aware, earlier this morning we released our earnings report for the first quarter of 2014.  I’m going to walk through some of the notable items.  Kent Smith, our CFO, who is joining us on the call, is going to review some of the financial details, and then we’ll open up the call to questions.

I’ll also note that in our earnings release this morning, we have included the Safe Harbor statement relative to forward-looking comments, and I’d encourage all of you to take a look and read through those.

We had a somewhat noisy first quarter of the year, which we'll talk more about later in the call.  Overall, I think we had a relatively solid quarter in terms of building out our commercial banking platform and strengthening the long-term value of the franchise, particularly from the perspective of improving our deposit base.  We generated earnings of $0.15 per share in the quarter, which included 626,000 in merger-related expenses.

During the first quarter, we closed the Infinity Franchise Holdings acquisition, a specialty lender to franchisees in the quick service restaurant industry.  Our team moved quickly to integrate Infinity's operations and convert their systems before the end of the quarter.  With the closing of Infinity, they immediately brought over approximately 79 million in loans with attractive risk-adjusted yields.

We quickly began working to leverage the advantages that Infinity will have as part of the Pacific Premier team, mainly the ability to lend to an expanded number of franchisors, to pursue larger lending relationships, and increasing the number of opportunities in the western part of the United States.  Additionally, our team is moving forward on streamlining loan processes to improve the sales team's ability to close loans more quickly.

Our pipeline of franchisee loans has grown since closing the transaction on January 30th, and we expect this line of business to be a strong contributor to our growth in future periods.

I'd like to take a minute to provide some perspective to the first quarter results.  As most of you are aware, over the past several quarters, we have developed and acquired several new lines of business, which in the first half of 2013, added a significant amount of core deposits and liquidity.  We deployed that liquidity into higher yielding assets during the remainder of the year.

We had strong second half of 2013—we had a strong second half of 2013 in terms of loan growth, and at the end of the year, we're at a loan-to-deposit ratio of 95%.  With the franchise lending business closing in the first quarter of this year and providing an additional 70 million in loans, we needed to carefully manage our liquidity and ensure our loan-to-deposit ratio did not rise above our comfort zone.

Additionally, we wanted to give some time for our deposit gathering to catch up to our loan production, so we purposely slowed the pace of the growth in our pipeline in the fourth quarter of last year, and that impacted our originations here in the first quarter.

During the quarter, we originated 106 million in new loan commitments.  While we limited our production in some areas, we were not going to limit business loan production, and remained focused on building the commercial banking platform.  Of the total originations, 47 million were in commercial and industrial loans, which took our C&I portfolio to 21% of total loans.  We are seeing good results from our sales efforts and are winning business away from larger banks.

We continue to get good traction in construction lending, where we had 20 million in loan commitments booked during the quarter.

The growth in the loan portfolio was impacted by a relatively high level of payoffs of $78 million.  Most of the loans that were paid off were multi-family and investor-owned commercial real estate loans that were being priced by some of our competitors in the mid to high 3% range.  We've taken steps to limit the payoffs going forward, but are going to remain disciplined in managing our interest rate risk and protecting our net interest margin.

During the quarter, we had solid growth in total deposits, which increased by 129 million or nearly 10%.  The strong growth in deposits was primarily driven by increases in transaction accounts, which were up $88 million.  That growth was driven by three primary factors.  First, we saw strong deposit inflows from commercial lending relationships that we developed in the back half of last year.  Second, our HOA line of business began seeing good organic growth.  Third, we estimate that approximately 27 million to 30 million of the growth in transaction deposits were seasonal inflows from our HOA line of business.  This is attributable to the annual billing cycle of HOA management companies, and the payment of those dues by homeowners during the first quarter.  Most importantly, our non-interest bearing deposits increased $46 million or nearly 13% in the quarter.

While the acquisitions we've made over the past couple of years improved our deposit mix, we are also seeing solid organic growth in core deposits that we think will contribute or continue to enhance the value of our franchise.  With the strong growth in deposits and increased liquidity position, it'll allow us to be more active in loan production over the remainder of the year.

As I mentioned earlier, this was something of a noisy quarter.  We had a few expenses that impacted our bottom line.  Two items in particular were we had a little over 626,000 in the merger-related expenses, and second, we incurred 549,000 in expenses related to a change in our payment processing system provider, and an upgrade to our existing core data system.

Some background to this change.  We had been utilizing one service provider for our item processing and remote capture system, and another vendor for our core data processing system.  We began negotiating with both parties in 2013 to consolidate the services onto one system.  We were able to finalize those negotiations in the first quarter to consolidate the two systems, which will result in attractive cost saves over the coming years.

Additionally, we upgraded our core data processing system, which is now far more scalable, will give us greater functionality, and will enable us to offer a more robust cash management solutions to our customers.

Turning to our outlook for the rest of the year, I'm encouraged with how we are positioned.  With the core deposit generation improving, we will ramp up our loan production in our key lending areas.  As most of you know, good quality asset generation has rarely been an issue for our team.  Our current loan pipeline stands at a robust 247 million, which is 65% higher than where we were at the start of the year.  The pipeline is well diversified, and we are expecting to see meaningful contributions from each of our lines of business.  As our expense levels normalize and our loan production ramps up, we should see a higher level of earnings as we move through 2014.

With that, I'm going to turn the call over to Kent to provide a little bit more detail on our first quarter results.

Kent Smith:
Thanks, Steve.  We provided a significant amount of detail in our earnings release today, so I'm just going to review a few items where I think some additional discussion is warranted.  I'm going to start with our income statement.

Our net interest margin was 4.30% in the first quarter, down 2 basis points from the prior quarter.  The primary difference between the two quarters is that last quarter we had a positive impact from $715,000 of discount accretion that we recognized on an acquired loan that paid off in the quarter.  If you exclude that discount, our net interest margin would've increased by 16 basis points during the first quarter.  This adjusted increase was primarily due to an improved mix of higher yielding loans and an increase in loan yields, both of which were positively impacted by the addition of loans from the Infinity acquisition.

As a partial offset, we had a 3 basis points increase in the cost of interest-bearing liabilities, as we increased our balances of time deposits to assist in building up our liquidity.

Our non-interest income decreased by $565,000 or about 22% from the prior quarter.  This was primarily due to a 753,000 decline in gains on sales of loans, as we typically see a seasonal drop in SBA loan production during the first quarter.

There were a couple of other one-time items that impacted our non-interest income this quarter; one positive and one negative.  The positive item was a $500,000 payment we received for the assumption of an existing loan by a new borrower.  The negative item was a $180,000 charge we recorded within other income resulting from market-to-market adjustments made on loans held for sale that were moved to our held-for-investment portfolio.  These held-for-sale loans were some legacy residential loans stemming from the mortgage banking activities associated with the acquisition of Canyon National Bank.

Our non-interest expense was up approximately 13% from the fourth quarter.  This was driven by a number of factors.  Our compensation and benefit costs increased by 605,000, which was primarily related to the additional personnel added in the Infinity acquisition, the impact of employer payroll taxes that are heavier at the beginning of the year, and higher health care costs.

Our merger-related expenses were 423,000 higher this quarter.  As Steve mentioned earlier, we had a total of 549,000 in expense related to the switch in our item system provider and enhancement to our existing core data system.  This expense was split between our data processing costs and our professional fees.

Lastly, we had 115,000 increase in deposit expenses, which generally tracks the growth we have in deposits from transaction account customers.

Turning to our balance sheet, our loans held for investment net increased 84.8 million or 6.9% from the end of the prior quarter, which is primarily due to the Infinity acquisition and our organic commercial loan production.  C&I increased 84.8 million, and construction increased 16.8 million from the end of the prior quarter.  These increases were partially offset by declines in multi-family, warehouse facilities, and one-to-four family loans.

Our total deposits were up 128.9 million or 9.9% during the first quarter.  The deposit growth was well distributed across all deposit categories, with increases in non-interest bearing deposits of 46.1 million, CDs of 41.0 million, money market of 25.7 million, and checking of 16.4 million.  With the strong deposit inflows, we reduced our FHLB advances, which lowered total borrowings by 108.6 million from the end of the prior quarter.

Finally, looking at asset quality, we continue to see excellent stability in the loan portfolio.  Our non-performing assets remained essentially unchanged during the quarter at 3.4 million.  Our net charge-offs were just 15 basis points of average loans.  We did increase our level of provisioning to 949,000 in the first quarter.  This higher level of provisioning was driven by the changing profile of our loan portfolio and to cover our net loan charge-offs of 464,000.  Despite our very low level of loss experienced, this higher level of provisioning places our reserve closer to industry averages.  At March 31st, our ratio of allowance to total loans was 66 basis points, although when we factor in the fair market value discounts related to acquired loans, our ratio increases to 88 basis points.

To finish up, our allowance continues to be very strong with a coverage ratio of 325% of non-accrual loans at the end of the quarter.  Going forward, we don't see anything to indicate that our credit costs won't continue to be very manageable.

With that, we should be happy to answer any questions you may have. Jen, can you please open up the call?

Operator:
Great, thank you.  Ladies and gentlemen, we will now conduct the question-and-answer session.  If you have a question, please press the star, followed by the one on your touch-tone phone.  You will hear a tone acknowledging your request.  Your questions will be polled in the order they are received.  Please ensure you lift the handset if you're using a speakerphone before pressing any keys.  One moment, please, for your first question.

Your first question comes from Andrew Liesch with Sandler O'Neill Partners. Please go ahead.

Andrew Liesch:	Hi, guys.

Steven Gardner:	Hi, Andrew.

Andrew Liesch:
So, one of my questions here revolves—it looks at the compensation and benefits fine.  I know there's a lot of seasonal increase there just from typical things in the first quarter, but how much of this increase came from just bringing on the staff at Infinity?

Steven Gardner:	Kent, do you have that number?

Kent Smith:	Not offhand I don't.

Steven Gardner:	We can get you that number, Andrew. We don't have it right offhand.

Andrew Liesch:
Got you.  Then the seasonal deposits that come in from the HOA business, do they then leave the bank in the second quarter?  Or, is this just when they usually flow in every quarter and then they stay there?

Steven Gardner:
They'll typically flow in and then over time as those HOA management companies use those funds for the operating expenses of—to manage those HOAs, they generally flow out over time; not necessarily immediately in the second quarter, it just depends upon each management company.  But sort of through the year we would expect to see them flow back out.

Andrew Liesch:
Got you.  Then one last question.  As Infinity gets ramped up under the Pacific Premier umbrella I guess, I'm just curious like what sort of turn times do they currently have on getting loans closed, because I guess my thinking is if it's very quick, then maybe these loans don't currently show up in the pipeline, but you can make—initiate a loan process early in the quarter and then have it close just a month later, so we don't really have that much insight into it at quarter end pipelines.

Steven Gardner:
Sure.  You know, their pipeline is approximately $60 million headed into—or $60 million today.  There's a variety of timing—or the loans close under a variety of timeframes, Andrew; some quickly, some longer.  It depends upon the franchisee and where they are as far as either doing an upgrade, acquiring another store.  Whatever the purpose of the loan is will dictate how quickly they close.  We are certainly looking to increase, or rather, decrease the amount of time it takes to get loans closed, and that is one of the factors that we're working on—we've been working on since we acquired them.

Andrew Liesch:	Got you. All right, thanks. I'll step back.

Operator:	Your next question comes from Brian Zabora (ph) with ABW. Please go ahead.

Brian Zabora:	Yes, good morning.

Steven Gardner:	Hi, Brian.

Brian Zabora:
You know, a question maybe—just start on the provision expense.  You know, with the potential for higher loan growth in the coming quarters, should we expect—you said—you indicated that it would be manageable, but should we expect the provision expense to trend higher from first quarter levels?

Steven Gardner:
Well, the provision covered, as Kent had mentioned, Brian, roughly 469,000 in charge-offs, so the other provision was for the changing composition of the core portfolio, and I think that that is probably a more reasonable rate of growth or level depending upon the overall growth of the portfolio itself.

Brian Zabora:
Okay, that's helpful.  Then could you give us the breakdown of Infinity; what categories that went into, or was that pretty much all C&I or was there some in commercial and owner-occupied commercial categories?

Steven Gardner:	Yes, about 68 million was in C&I, 11 million in owner-occupied CRE, and then—and that was Infinity, and then let me just leave it at that.

Brian Zabora:
Okay.  All right.  Then just lastly, the Mortgage Warehouse was—you know—after a very strong fourth quarter didn't come down too much.  Just what your thoughts are on the outlook there, and if maybe the balances are going to hold a little bit better than what we saw at the end of fourth quarter?

Steven Gardner:
It could be.  It's—we know what's going on in the mortgage banking business generally; that things have continued to slow.  I think what we've seen is a continuation of what occurred during the fourth quarter.  As we reached out to many of these mortgage banking firms and let them know that we needed to reduce their lines of credit with us simply because their utilization rates were very low, we went ahead and made those reductions.  But at the same time, I think it prompted some of those mortgage bankers to really move their production.  You know, they may have had 40, 50 million at another institution, and they moved a piece of that, 5, 10 million over to us.  So I—that is what really drove—the growth that we saw during the fourth quarter was a piece of it, and is what has helped hold up balances here in the first quarter.  You know, it just remains to be seen.  It's a very volatile business.

Brian Zabora:	Sure. Well, thank you for taking my questions.

Operator:	Your next question comes from Don Worthington with Raymond James. Please go ahead.

Don Worthington:	Hi. Good morning, Steve, Kent.

Steven Gardner:	Hi, Don.

Don Worthington:
In terms of the gain on sale, I think Kent's comments were that the first quarter is seasonally slow.  So, could we expect to see that activity ramp up in the subsequent quarters in terms of say volume and gain on sale recorded?

Steven Gardner:
We expect that to be the case, Don.  If you recall, when we reviewed the fourth quarter results, I had mentioned at that time we had funded through a large portion of our SBA pipeline and that we would be spending the first quarter in rebuilding it, and that is what—that is what occurred.  So, we expect the production in SBA to increase through the remaining part of this year, and as such, we would also then expect the gains to increase as well.

Don Worthington:	Okay, great. Thank you. Then any outlook on M&A going forward now that the last deal was closed?

Steven Gardner:
We actively are engaged in reaching out to folks to have discussions about why we think it makes a lot of sense to partner with us, but I would say that the conversations seem to be a little bit less so, or have been less so here in the first quarter.  We're in a very good position.  We've got Infinity integrated; systems converted.  We've got a lot of initiatives going on, but we're in a good position to move forward, and I'm going to actively continue to reach out to folks and have discussions.

Don Worthington:	Okay, great. Thank you.

Operator:	Your next question comes from Tim Coffey with FIG Partners. Please go ahead.

Tim Coffey:	Greetings. Good morning, gentlemen.

Steven Gardner:	Hi, Tim.

Tim Coffey:
Steve, my first question has two parts.  One, how concerned are you about the pressure from competitors in terms of payoffs?  The second part is what are those mitigation efforts that you guys are taking?

Steven Gardner:
Well, let me—I'll answer the second part of your question, Tim, and then I'll come back to what level of concern I have.  We've put in place very active—rather proactive calling on some of the loan portfolio in the commercial real estate to reach out to folks to get them to talk to us first about if they're considering refinancing.  Then at the same time, as demands come in, we are contacting those folks also to discuss with them.  That being said, as I made mention, we're just not going to be originating product in the mid to high 3% range that is fixed for five years or longer. It just—that level of interest rate risk does not make sense to us.

So, how concerned am I?  You know, it's been something that has gone on here for the last several quarters as far as what competitors are doing.  We think it's a little short-sighted, but—you know—we're here to manage a business.  I'm not overly concerned, because as I said, our pipeline, we had purposely managed down the pipeline in the fourth quarter simply because the growth that we were getting, one, in the deposit side was not as strong as we saw here in the first quarter.  We were also—as we were getting ready to close Infinity and adding their loans to the pipeline, we needed to be conscientious about where we were from a loan-to-deposit ratio, and so we purposely had managed down the pipeline at the end of the fourth quarter.  You know, as things progressed through the quarter and we saw some of these payoffs and the fact that we knew we weren't going to keep loans at those rates, we started to take some steps to increase the pipeline, and then just through our natural sales efforts that pipeline grew as well.

Then I guess I'd add lastly that—you know—historically, asset generation—good quality asset generation has never been an issue for us.  It's not easy, it takes hard work, but we know how to do it.  So, from that perspective, I'm concerned to a certain extent, but I'm not overly focused on it or worried about it.  Our competitors are going to do what they're going to do.  They're going to be short-sighted at times, and maybe that works for their business model but it doesn't for us, and we're confident in our ability to generate good quality loans.

Tim Coffey:	Okay. As a follow-on then, is there the opportunity to build in prepayment penalties or strengthen those prepayment penalties?

Steven Gardner:
We have prepayment penalties in every single one of our loans that we have other than C&I line of credit naturally, and some on the equipment financing side.  But, from the commercial real estate end, we have always had prepayment penalties, and some of these were just prepayment penalties that had been—that had expired and were at the end of that period and folks were looking to refinance it.  As I said, we've put in place a little bit more proactive reaching out to those folks before a demand hits, and then when a demand hits, we're actively engaging with those customers.

Tim Coffey:	Okay. Then as I go through the press release, did I count up correctly the number of kind of nonrecurring expenses right around, say, 970,000?

Steven Gardner:	Kent?

Kent Smith:	That's about right.

Tim Coffey:	Okay. Then the—I noticed that loan yields increased in the quarter-over-quarter. Was there any accretion from the Infinity portfolio?

Steven Gardner:	No, there was no accretion from the Infinity portfolio, but as you recall, the yields on those loans are very attractive and they came over at 635.

Tim Coffey:	Okay, that helps—healthy yield. All right, well those were my questions. Thank you very much.

Steven Gardner:	Thanks, Tim.

Operator:
Ladies and gentlemen, if there are any additional questions at this time, please press the star, followed by the one.  As a reminder, if you're using a speakerphone, please lift the handset before pressing the keys.  I show no further questions.  I would now like to turn it back to Mr. Gardner for closing remarks.

Steven Gardner:
Thank you, Jen.  Thank you, again, everyone for joining us this morning.  If you have any further questions, please feel free to give Kent or myself a call and we would be happy to chat with you.  Have a great day.

Operator:	Ladies and gentlemen, this concludes the conference call for today. Thank you for participating. Please disconnect your lines.

END